Exhibit 99.1

 Karen L. Howard
Vice President – Finance and Chief Financial Officer
Columbus McKinnon Corporation
                       716-689-5550
karen.howard@cmworks.com

Columbus McKinnon Acquires Leading European
Material Handling and Actuator Company, Pfaff-silberblau

AMHERST, N.Y., October 2, 2008 – Columbus McKinnon Corporation (NASDAQ: CMCO) has acquired Pfaff Beteiligungs GmbH (“Pfaff-silberblau”), a leading European supplier of lifting, material handling and actuator products with revenue of more than €62 million, or approximately $90 million USD, in 2007.

Columbus McKinnon acquired the Kissing, Germany based Pfaff-silberblau from the EQT Opportunity Fund, which is advised by private equity firm EQT Partners, for €36 million, or approximately $53 million USD, effective October 1, 2008.  The all-cash transaction is expected to be accretive to Columbus McKinnon’s earnings.

“Pfaff-silberblau is a leading European hoist and material handling equipment brand which complements our existing business in the region.  Additionally, its actuator business provides us with technical engineering expertise, access to the growing European market and diversifies our existing North American business,” Columbus McKinnon President and Chief Executive Officer Timothy T. Tevens explained.  “Of note, Pfaff-silberblau provides us with additional channels to market that enhance our position in the European market.”

Columbus McKinnon plans to maintain the Pfaff-silberblau brand and work closely with the current Pfaff-silberblau management to continue to operate the business and serve as key members of the post-closing integration team.

Tevens added, “We believe there are numerous sales and operating synergies that can be realized through a combination of our Columbus McKinnon European and Duff Norton businesses with the 140-year-old Pfaff organization. It has an excellent brand name and position in the market that is very complementary to ours.  Overall, this acquisition is an excellent strategic fit with our plans to grow internationally and expand our line of products that lift, move and secure material.”

Columbus McKinnon’s long-term goal is to achieve $1 billion in revenue with 50% from international markets through organic growth and acquisitions.  The Company targets bolt-on acquisitions that will increase international geographic penetration and/or provide product line expansion, while being accretive.  The Pfaff acquisition will strengthen our global sales to help level geographic economic cycles and meet our strategic objectives.

Columbus McKinnon funded the acquisition with existing cash.  After the transaction, Columbus McKinnon’s debt-to-total capitalization ratio will be relatively unchanged at approximately 31%.  Additionally, sufficient liquidity consisting of cash in excess of $25 million USD and the Company’s untapped $75 million revolving credit facility remain available to support future operations and growth.

C.W. Downer & Co. served as Columbus McKinnon’s financial adviser and Lovells LLP served as legal advisor.

Conference Call and Webcast

Columbus McKinnon will host a brief conference call on Thursday, October 2, 2008 at 10 a.m. ET to review the acquisition.  You can access the call by dialing 1- 888-459-1579, and asking to be placed in the “Columbus McKinnon Conference Call” and providing the password “Columbus McKinnon” and identifying conference leader “Tim Tevens” when asked. The toll number for those outside the United States and Canada is +1-210-234-7695.

The webcast will be accessible at Columbus McKinnon's web site: http://www.cmworks.com.  It will also be broadcast over MultiVu, a service of PR Newswire at: http://www.videonewswire.com/event.asp?id=51812.

An audio recording of the call will be available two hours after its completion and until October 31, 2008 by dialing 1-866-373-4987.  Alternatively, you may access an archive of the call and its transcript on Columbus McKinnon's web site at: http://www.cmworks.com/news/presentations.aspx.

About Pfaff-silberblau

Pfaff-silberblau’s lifting and material handling business includes wire rope winches, chain hoists, rack and pinion jacks and hand pallet trucks.  Its actuator business designs, develops, manufactures and markets components for lifting and motion control, including worm gear screw jacks, linear motion precision screws and quick lifting screw jacks.  Based in Kissing, Germany, Pfaff-silberblau employs over 300 people and is represented worldwide through six international subsidiaries as well as numerous regional representatives.  It had been owned by EQT since November 2006.  More information on the company is available at http://www.en.pfaff-silberblau.de/.

About Columbus McKinnon

Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how.  Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, and involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes in accounting regulations and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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